UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 29, 2013 (October 23, 2013)

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Active Power, Inc. (the “Company”), considered and approved compensation to Ake Almgren for the services Dr. Almgren provided as the Company’s interim Chief Executive Officer from July 29, 2013 to October 14, 2013.  Specifically, the Committee approved a cash payment of $200,000 and intends to grant Dr. Almgren a fully vested option to purchase 15,000 shares of the Company’s common stock.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 24, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved an amendment to Section 3.3(a) of Article III of the Second Amended and Restated Bylaws of the Company (the “Bylaws”) to provide that a special meeting of the stockholders may be called by the Board or by one or more stockholders holding shares in the aggregate entitled to cast not less than 20% of the votes at that meeting.  The Bylaws previously provided that only the Board could call a special meeting of stockholders.

On October 24, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved, subject to stockholder approval, an amendment to Article IX of the Company’s Restated Certificate of Incorporation (the “Charter Amendment”) to provide that the Company will no longer have a classified Board and that each director will be elected at the Company’s annual meeting of stockholders each year.  The Board intends to include approval of the Charter Amendment on the agenda for the Company’s annual meeting of stockholders to be held in 2014.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

3.01	Amendment to Second Amended and Restated Bylaws, dated October 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: October 29, 2013	By:	/s/ Steven R. Fife
Steven R. Fife Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.01	Amendment to Second Amended and Restated Bylaws, dated October 24, 2013.